 Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: MWW Group Richard Tauberman rtauberman@mww.com (201) 964-2408

38 Corporate Circle Albany, NY 12203
www.twec.com		NEWS RELEASEE

TRANS WORLD ENTERTAINMENT ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

Albany, NY, March 6, 2008 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter and fiscal year ended February 2, 2008.

For the fourth quarter, total sales decreased 23% to $451.5 million compared to $586.7 million in 2006. Comparable store sales for the quarter decreased 12%. The fourth quarter of 2006 contained fourteen weeks compared to thirteen weeks in 2007.

For the fourth quarter of 2007, the Company recorded a net loss of $66.0 million, or $2.12 per share. This year’s fourth quarter results included a non-cash tax expense of $43.4 million, or $1.39 per share for the quarter, to establish a full valuation allowance against the Company’s deferred tax assets, pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. The deferred tax valuation allowance relates to accounting requirements in situations where a company experiences a cumulative pre-tax loss in its most recent three fiscal years. Additionally, this year’s fourth quarter results included a non-cash impairment charge to write down certain long-lived assets, pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, totaling $30.7 million or $0.99 per share for the quarter. For the fourth quarter of 2006 net income was $37.8 million or $1.17 per diluted share.

For fiscal year 2007, total sales decreased 14% to $1.266 billion compared to $1.471 billion in 2006. Comparable store sales for fiscal year 2007 decreased 8%. Fiscal year 2006 contained fifty-three weeks compared to fifty-two weeks in 2007.

Net loss for fiscal 2007 was $99.4 million, or $3.20 per share. For fiscal year 2006, net income was $11.7 million, or $0.36 per diluted share.

Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates over 800 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATION:
	Thirteen and Fourteen
(in millions, except per share data)	Weeks Ended (1)				Fiscal Year Ended (2)
	February 2,	% to	February 3,	% to	February 2,	% to	February 3,	% to
	2008	Sales	2007	Sales	2008	Sales	2007	Sales
Net sales	$451.5		$586.7		$1,265.7		$1,471.2

Cost of sales	299.4	66.3%	382.9	65.3%	819.9	64.8%	952.0	64.7%
Gross profit	152.1	33.7%	203.8	34.7%	445.8	35.2%	519.2	35.3%

Selling, general and
administrative expenses	111.7	24.7%	137.0	23.3%	433.2	34.2%	482.4	32.8%

Impairment charge	30.7	6.8%	-	0.0%	30.7	2.4%	-	0.0%

Depreciation and amortization	9.9	2.2%	9.3	1.7%	37.2	3.0%	36.8	2.5%
(Loss) income from operations	(0.2)	0.0%	57.5	9.7%	(55.3)	-4.4%	0.0	0.0%

Other income	(0.3)	0.0%	(0.4)	-0.1%	(0.4)	0.0%	(4.4)	-0.3%
Interest expense	1.3	0.3%	1.4	0.2%	6.5	0.5%	5.5	0.4%
(Loss) income before income taxes, extraordinary
gain - unallocated goodwill	(1.2)	-0.3%	56.5	9.6%	(61.4)	-4.9%	(1.1)	-0.1%

Income tax expense (benefit)	64.8	14.3%	24.1	4.1%	38.0	3.0%	(2.1)	-0.2%

(Loss) income before extraordinary gain - unallocated
goodwill	(66.0)	-14.6%	32.4	5.5%	(99.4)	-7.9%	1.0	0.1%
Extraordinary gain - unallocated negative goodwill, net
of income taxes	-	0.0%	5.4	0.9%	-	0.0%	10.7	0.7%
Net (loss) income	$(66.0)	-14.6%	$37.8	6.4%	$(99.4)	-7.9%	$11.7	0.8%

Basic (loss) earnings per common share:
(Loss) earnings per common share before
extraordinary gain - unallocated negative goodwill	$(2.12)		$1.05		$(3.20)		$0.03

Extraordinary gain - unallocated negative goodwill, net
of income taxes	-		0.18		-		0.35

Basic (loss) earnings per common share	$(2.12)		$1.23		$(3.20)		$0.38

Weighted average number of
common shares outstanding	31.1		30.9		31.0		30.8

Diluted (loss) earnings per common share:
(Loss) earnings per common share before
extraordinary gain - unallocated negative goodwill	$(2.12)		$1.00		$(3.20)		$0.03

Extraordinary gain - unallocated negative goodwill, net
of income taxes	-		0.17		-		0.33

Diluted (loss) earnings per common share	$(2.12)		$1.17		$(3.20)		$0.36

Weighted average number of
common shares - diluted	31.1		32.4		31.0		32.0

					February 2,		February 3,
SELECTED BALANCE SHEET CAPTIONS:					2008		2007
(in millions, except store data)
Cash and cash equivalents					$74.7		$118.6
Merchandise inventory					440.2		504.9
Fixed assets (net)					82.2		138.3
Accounts payable					237.8		311.4
Long-term debt and capital lease obligations, less current portion					12.6		16.1

Stores in operation					813		992

(1) - The fourth fiscal quarter ended February 2, 2008 contains 13 weeks.
The fourth fiscal quarter ended February 3, 2007 contains 14 weeks.

(2) - The fiscal year ended February 2, 2008 contains 52 weeks.
The fiscal year ended February 3, 2007 contains 53 weeks.